Year Ended October 31, 2002 John Hancock World Fund - John Hancock Pacific Basin Equities Fund Series - 2 NAV per share - Class C 8.72 NAV per share - Class I N/A - John Hancock Health Sciences Fund Series - 3 NAV per share - Class C 32.39 NAV per share - Class I N/A - John Hancock European Equity Fund Series - 5 NAV per share - Class C 6.24 NAV per share - Class I N/A - John Hancock Communications Fund Series - 6 NAV per share - Class C 4.14 NAV per share - Class I N/A - John Hancock Consumer Industries Fund Series - 7 NAV per share - Class C 8.48 NAV per share - Class I N/A John Hancock Biotechnology Fund Series
- 8 NAV per share - Class C 5.49 NAV per share - Class I N/A - John Hancock International Small Cap Growth Fund Series - 9 NAV per share - Class C 7.01 NAV per share - Class I N/A